  Exhibit 99.1

Flux Power To Showcase Lithium-Ion Batteries for Electric Forklifts
at ProMat 2019 Chicago, April 8 - 11

Vista, CA – April 3, 2019 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications such as electric forklifts and airport ground support equipment, today announced that it will showcase its lithium-ion LiFT packs for electric forklifts, end riders, walkie pallet jacks, walkie stackers and center riders at ProMat 2019 in booth S3461.

Flux Power has expanded its line up of advanced lithium-ion batteries, and now offers a full line of packs to power fleets of all sizes and types, based on significant customer and OEM interest in a lithium-ion alternative to lead-acid batteries in the lift equipment industry.

Longer run times, fewer battery purchases, and lower cost of ownership are several key benefits that Flux LiFT Packs offer materials handling customers. Flux Power staff from sales, engineering and operations will be on hand to give prospective insights into how these features can be of benefit.

About Flux Power (www.fluxpower.com)
Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux Power solutions utilize its proprietary battery management system and in-house engineering and product design. Flux Power batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux Power sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Media & Investor Relations:
Catalyst IR
Chris Eddy, David Collins
212-924-9800
flux@catalyst-ir.com